Exhibit 24

DIRECTORS AND OFFICERS

POWER OF ATTORNEY

Premier Exhibitions, Inc. intends to file a registration statement on Form S-8 (the “Registration Statement”) to register shares of Common Stock, par value $0.0001 per share (“Common Stock”), relating to the Premier Exhibitions, Inc. 2009 Equity Incentive Plan (the “Plan”). Each of the persons signing his name below confirms, as of the date appearing opposite his signature, that Michael J. Little and Robert A. Brandon, and each of them, with full power of substitution and resubstitution, are authorized on his behalf to sign and to file with the Securities and Exchange Commission such Registration Statement relating to Common Stock to be issued pursuant to the Plan, and any and all further amendments (including post-effective amendments) and supplements to the Registration Statement. Each person so signing also confirms the authority of Michael J. Little or Robert A. Brandon, and each of them, to do and perform on his behalf, any and all acts and things requisite or necessary to assure compliance by the signing person with the Form S-8 filing requirements. The authority confirmed herein shall remain in effect as to the person signing his name below until such time as the Securities and Exchange Commission shall receive from such person a written communication terminating or modifying the authority.

[Signatures follow on the next page]

Name	Date
/s/ Samuel S. Weiser	October 22, 2012
Samuel S. Weiser

/s/ Michael J. Little	October 22, 2012
Michael J. Little

/s/ Mark A. Sellers	October 19, 2012
Mark A. Sellers

/s/ William M. Adams	October 19, 2012
William M. Adams

/s/ Douglas Banker	October 19, 2012
Douglas Banker

/s/ Ronald C. Bernard	October 22, 2012
Ronald C. Bernard

/s/ Stephen W. Palley	October 22, 2012
Stephen W. Palley

/s/ Bruce Steinberg	October 19, 2012
Bruce Steinberg